Exhibit 99.1

For Immediate Release:
Wednesday, November 19, 2003

Metrocall Contact:
Timothy J. Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

Metrocall Acquires Weblink

Transaction Creates Financially Strong, Multifaceted Industry Leader

     Alexandria, VA, Wednesday, November 19, 2003 — Metrocall Holdings, Inc. (OTCBB: MTOH), the nation’s second largest paging and wireless messaging company, today announced that it has acquired the substantial majority of the operating assets and assumed certain of the liabilities of Weblink Wireless, Inc. and certain of its subsidiaries. Metrocall and Weblink have also entered into a Management and Spectrum Lease Agreement under which Weblink will provide certain services and lease to Metrocall the spectrum usage rights granted under FCC licenses pending the FCC’s approval of the transfer of such licenses to Metrocall.

     As consideration for these transactions, Metrocall has issued to Weblink 500,000 shares of its common stock and will issue warrants to purchase up to an additional 125,000 shares of common stock at $40 per share. 25,000 warrants were issued at the closing. 100,000 additional warrants have been granted (subject to a 25,000 per year vesting) in consideration for Weblink’s services under the Management and Spectrum Lease Agreement but the vesting of such warrants will accelerate upon the transfer of the FCC licenses.

     Metrocall’s marketing and distribution focus is on direct sales and B2B accounts. Weblink is the nation’s fifth largest wireless messaging and paging provider and is the number one provider to large strategic VARs. The combined company will serve approximately 3.7 million subscribers on one of the industries most comprehensive 1-way and 2-way wireless messaging networks. Metrocall and Weblink’s networks have been connected and partially integrated for some time as Metrocall offered 2-way paging services over Weblink’s 2-way network and ultimately became Weblink’s largest customer.

     “This transaction culminates several years of partnering with Weblink on many paging and advanced messaging initiatives,” said Vincent D. Kelly, Metrocall’s President and Chief Executive Officer. “The acquisition joins together Weblink’s premiere two-way messaging network, wholesale carrier business and telemetry operations with Metrocall’s nationwide sales and distribution presence, expansive wireless products portfolio and emphasis on customer service. We believe that the acquisition supports our focus on revenue retention, cost containment and cash generation. We welcome Weblink’s carrier customers and subscribers to Metrocall and intend to continue to provide them with the “first-class” airtime and customer service they are accustomed too.”

     “We are pleased to combine our messaging networks and organizations so that the Industry’s leading strategic resellers can be served with an even more comprehensive array of network and support services,” said N. Ross Buckenham, President and CEO of Weblink Wireless, Inc. “Metrocall’s strong financial performance and balance sheet, further enhanced by this transaction, provides our employees, customers and vendors with a solid business partner as we move forward delivering cost effective and reliable wireless communications services.”

About Metrocall, Inc.

     Metrocall, Inc., headquartered in Alexandria, Virginia, is the nation’s second largest narrowband wireless messaging provider offering paging products and other wireless services to business and individual subscribers. With national networks and operations, the Company provides reliable and cost effective wireless services that are well suited for solving the mobile business communication needs. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes, with a special emphasis on the medical and government sectors. In addition to traditional numeric and one-way text paging, the Company also offers two-way interactive advanced messaging, wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business and campus environments. For more information on Metrocall please visit our Web site and on-line store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements,” within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.